EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 2006 relating to the consolidated financial statements of GeoMet, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for asset retirement obligations in 2003) appearing in the Prospectus, filed by GeoMet, Inc. on July 27, 2006 relating to the Registration Statement on Form S-1 as amended (File No. 333-134070).

/s/ Deloitte & Touche LLP

Houston, Texas

August 25, 2006